Exhibit 99.1

Network Appliance Acquires Decru
Extends Leadership in Data Protection Solutions, Expands Market Footprint for Heterogeneous Storage Support

Sunnyvale, Calif. – June 16, 2005 – Network Appliance, Inc. (NASDAQ:NTAP), the leader in advanced networked storage solutions, today announced that it has entered into a definitive agreement to acquire Decru, a privately held company based in Redwood City, California, for approximately $272 million in cash and stock. Decru is a clear market leader in storage security, offering data protection solutions to address a range of needs for enterprises and governments, including regulatory compliance, privacy, secure consolidation, and outsourcing. Decru DataFort™ appliances protect the core of the storage network by seamlessly inserting a layer of strong encryption, authentication, access controls, and compartmentalization.

“In an era where data is a precious asset and security threats to that data are accelerating, encryption is a key element of any data infrastructure,” said Dan Warmenhoven, CEO of Network Appliance, Inc. “Recent, highly public mishaps point to the need for companies and governments to more effectively protect sensitive business, employee, partner, customer, and intelligence data. Decru has established an early lead in the data security space. The combination of Decru with NetApp strengthens our own data protection portfolio and gives more customers the opportunity to purchase Decru products with the confidence that they’ll get the support, service, and continuous innovation that distinguish NetApp in data management.”

Over the last year, NetApp and Decru together have delivered many collaborative solutions designed to help companies and various government organizations safeguard their data and comply with a plethora of regulations that have recently taken effect. These solutions combine Decru DataFort appliances with NetApp® storage. But Decru DataFort solutions are not limited to NetApp storage and in fact can be deployed transparently with a wide variety of vendors’ storage systems in NAS, DAS, SAN, iSCSI, and even tape backup environments. Deploying Decru appliances requires no changes to servers, desktops, applications, or user workflow, making Decru solutions easy and fast for customers to integrate into their existing infrastructures.

Decru solutions provide encryption at wire speeds, enabling maximum protection with no performance sacrifice. And unlike firewalls and network security, which protect the network perimeter and “data in motion,” Decru systems protect “data at rest” behind the firewall, which is where recent United States Federal Bureau of Investigation (FBI) studies show up to 80% of all data attacks occur.

For Network Appliance, the acquisition of Decru augments the company’s already impressive lineup of data protection solutions including NearStore™ systems for disk backup and recovery; various SnapSuite™ software offerings for data replication, mirroring, and restoration; NetCache® systems and associated software for protection from Internet viruses and attacks; and LockVault™, which helps provide the technology foundation for safeguarding regulated data.

The acquisition also complements the recent NetApp acquisition of Alacritus and expands the company’s ability to deliver advanced data protection solutions for hard disk storage as well as tape and virtual tape environments.

Finally, with Decru, NetApp continues to expand its ability to “front end” multivendor (or heterogeneous) storage systems from various third-party vendors in the storage arena. Just as the newly enhanced NetApp V-Series systems virtualize a myriad of storage systems, NetApp and Decru solutions are also capable of protecting data stored on third-party disk and tape systems.

Since January 2004, NetApp and Decru have worked together to deliver solutions to customers in sectors including investment banking, healthcare, semiconductors, software, and the federal government. On June 7, NetApp and Decru jointly announced an integrated turnkey platform for secure processing and storage of credit card data in compliance with Visa and Mastercard Payment Card Industry (PCI) security standards.

Decru was founded in 2001 and has raised more than $45 million in venture financing from Benchmark Capital, Greylock, New Enterprise Associates, In-Q-Tel, and others. Additional information on Decru is available at www.Decru.com.

The acquisition is expected to close by October, 2005 subject to receipt of required regulatory approvals and other customary closing conditions. Decru will form a new business unit within NetApp. Decru remains committed to maintaining and furthering its deep relationships with heterogeneous storage vendors and networking vendors.

About Network Appliance

Network Appliance is a world leader in unified storage solutions for today’s data-intensive enterprise. Since its inception in 1992, Network Appliance has delivered technology, product, and partner firsts that simplify data management. Information about Network Appliance solutions and services is available at www.netapp.com.

“Safe Harbor” Statement under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the anticipated benefits to be obtained from the Company’s acquisition of Decru and the expected timing of the completion of the acquisition. These forward-looking statements involve risks and uncertainties, and actual results could vary. Factors that could impact our ability to achieve our goals include our ability to successfully integrate Decru’s operations and products with the future success of both companies product lines, general economic and industry conditions, including expenditure trends for storage-related products; our ability to deliver new product architectures and products that meet market acceptance; our ability to design products that compete effectively from a price and performance perspective; and other important factors as described in Network Appliance, Inc.’s reports and documents filed from time to time with the Securities and Exchange Commission, including our most recently submitted 10-K and 10-Q.

Press Contacts:
Eric Brown
Network Appliance, Inc.
(408) 822-3463
ebrown@netapp.com

Jodi Baumann
Network Appliance, Inc.
(408) 822-3974
jodi.baumann@netapp.com

PR Hotline: 408-822-3287
xdl-uspr@netapp.com

Investor Contact:
Tara Calhoun
Network Appliance, Inc.
(408) 822-6909
tara.calhoun@netapp.com